SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SRI/Surgical Express, Inc.

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2

SRI/SURGICAL EXPRESS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 18, 2005

Dear Shareholder:

The Annual Meeting of Shareholders of SRI/Surgical Express, Inc. will be held on Wednesday, May 18, 2005, at 10:00 a.m., local time, at our corporate headquarters located at 12425 Race Track Road, Tampa, Florida 33626, for the following purposes:

1.	To elect two directors to serve until the 2008 Annual Meeting of Shareholders and to hold office until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending on December 31, 2005; and

3.	To transact other business that properly comes before the Annual Meeting or any adjournment of the meeting.

We more fully describe these items of business in the Proxy Statement accompanying this Notice.

All shareholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, we urge you to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person, even if he or she has returned a proxy.

The Board of Directors

SRI/Surgical Express, Inc.

Tampa, Florida

April 8, 2005

Important: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

SRI/SURGICAL EXPRESS, INC.

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of SRI/Surgical Express, Inc. (“SRI”) for use at the Annual Meeting of Shareholders to be held on Wednesday, May 18, 2005 at 10:00 a.m., local time, and at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate and principal executive offices located at 12425 Race Track Road, Tampa, Florida. Our telephone number at our executive offices is (813) 891-9550.

These proxy solicitation materials, together with our 2004 Annual Report to Shareholders, were mailed on or about April 8, 2005, to all shareholders entitled to vote at the Annual Meeting.

Record Date

Only shareholders of record at the close of business on March 23, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. We have one class of outstanding voting securities, our Common Stock. As of the Record Date, 6,262,524 shares of our Common Stock were outstanding. For information regarding security ownership by management and by the beneficial owners of 5.0% or more of our Common Stock, see “Share Ownership by Principal Shareholders and Management.”

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use by delivering to the Secretary of SRI a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. The holders of Common Stock will vote together as one group in the election of directors and other matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our directors, officers, and regular employees, without additional compensation, may also solicit proxies personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of our Common Stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. We treat shares that are voted “FOR,” “AGAINST,” or “WITHHELD” on a matter as being present at the meeting for purposes of establishing a quorum and also as votes eligible to be cast by the shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter with respect to the matter. We count abstentions in determining whether a quorum is present, but not in determining the number of shares voted for or against any nominee for election as a director or any proposal.

Fiscal Year End

SRI’s fiscal year ends on the Sunday nearest December 31.

CORPORATE GOVERNANCE

Generally

Our policies and practices comply with existing standards of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has determined that four of our seven directors are independent under the standards of the Nasdaq Stock Market, and all but one director (Mr. Carlton) are outside directors;

•	The outside members of the Board of Directors meet regularly without the presence of management;

•	Each member of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee meet the appropriate tests for independence as defined in the listing standards of the Nasdaq Stock Market;

•	Messrs. James M. Emanuel and N. John Simmons, Jr. of the Audit Committee are designated to be “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission;

•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;

•	Grant Thornton LLP, our independent auditors, reports directly to the Audit Committee; and

•	On the recommendation of the Audit Committee, our Board of Directors adopted a code of ethics for the principal executive officers and a compliance policy to allow for confidential and anonymous reporting to a compliance officer, who reports to the Audit Committee.

Our Board of Directors has adopted written charters for its Audit Committee, Compensation Committee, and the Nominating and Governance Committee that clearly establish their respective roles and responsibilities. Each charter provides that the respective committee is authorized to obtain advice and independently seek assistance from outside advisors.

We maintain a corporate governance page on our web site, which includes key information about our corporate governance initiatives, including the charters for the Audit Committee, Compensation Committee, and Nominating and Governance Committee, as well as our compliance policy and code of conduct. The corporate governance page can be found at http://www.surgicalexpress.com by clicking on “Financials,” then “Corporate Governance.”

Communications with Directors

You may communicate with any of our directors or with all directors as a group c/o Christopher Carlton, Chief Executive Officer, at SRI/Surgical Express, Inc., 12425 Race Track Road, Tampa, Florida 33626.

Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Our Board of Directors has requested that certain items that are unrelated to their duties and responsibilities be excluded, such as spam, junk mail and mass mailings, product or service complaints, resumés and other forms of job inquiries, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any outside director upon request.

Board Meetings and Committees

Our Board of Directors held six meetings and took action by written consent two times during 2004. Our Board of Directors has a Compensation Committee, an Audit Committee, a Nominating and Governance Committee, and an Executive Committee which it added in September 2004.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Kemberling (chair), Orsatti, Simmons, and Emanuel, reviews specific compensation plans, salaries, bonuses, and other benefits payable to our executive officers and makes recommendations to the Board of Directors regarding those matters. The Compensation Committee held two meetings during 2004.

Audit Committee. The Audit Committee currently consists of Messrs. Emanuel (chair), Kemberling, and Simmons. Among other things, the Audit Committee selects and retains (subject to our shareholders’ approval) the independent auditor, sets the independent auditor’s compensation, reviews and evaluates the results and scope of the audit and other services provided by our independent auditors, reviews reports from management, legal counsel, and third parties relating to legal compliance, and establishes procedures for receipt and treatment of confidential, anonymous submissions by our employees of concerns regarding accounting, auditing, and internal controls matters.

Our Board of Directors has approved a written charter for the Audit Committee, which the committee reviews annually and updates as appropriate. During 2004, the Audit Committee held seven meetings.

Nominating and Governance Committee. Our Nominating and Governance Committee, which consists of Messrs. Simmons (chair), Orsatti, Kemberling, and Emanuel, provides assistance to the Board of Directors in (a) identifying and recommending qualified Board nominees; (b) evaluating the performance and effectiveness of the Board and its committees; and (c) evaluating and recommending corporate governance guidelines and practices. The Committee may, in its sole discretion, engage director search firms and may consult with outside advisors to assist it in carrying out its duties to SRI. The Committee has the sole authority to approve the fees and other retention terms with respect to any such firms. The Nominating and Governance Committee held two meetings during 2004.

To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Nominating and Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Directors should be individuals of high integrity and independence and substantial accomplishments.

•	Directors should have demonstrated leadership ability and the ability to exercise sound business judgment.

•	The background and experience of directors should be in areas important to our company, such as business, finance, operations, and healthcare industry experience.

The Committee considers candidates for director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under applicable law and described in this Proxy Statement under the heading “Requirements to Submit Shareholder Proposals and Director Nominations.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above receive the same consideration that the Committee’s nominees receive.

Executive Committee. Our Executive Committee, which consists of Messrs. Orsatti (Chair), Simmons, and Boosales, assists the Board of Directors in (a) evaluating the performance and effectiveness of the Chief Executive Officer; and (b) assisting the Chief Executive Officer in fulfilling his duties as directed by the Board of Directors. The Executive Committee held eight meetings during 2004 and was active in the transition from our former Chief Executive Officer to Mr. Carlton.

Compensation of Directors

Directors who are not our current employees receive $1,000 per Board or Committee meeting attended and a quarterly retainer of $6,000 under our Non-Employee Directors’ Compensation Plan. The fees earned by non-employee directors in 2004 are described in the table below.

2004 Compensation of Non-Employee Directors

2004 Retainer and Meeting Fees

Director	Annual Board Retainer	Board Meeting Fees	Committee Meeting Fees	Total
Mr. Boosales	$24,000	$6,000	$9,000	$39,000
Mr. Emanuel	24,000	$6,000	$11,000	$41,000
Mr. Kemberling	24,000	$6,000	$9,000	$39,000
Mr. Orsatti	18,000	$6,000	$8,000	$32,000
Mr. Peterson	24,000	$5,000	$1,000	$30,000
Mr. Simmons	24,000	$6,000	$19,000	$49,000

In 2004 we paid approximately $60,000 to a business owned by Mr. Orsatti for consulting fees to assist with daily management during our search for a new Chief Executive Officer (CEO). We also incurred in 2004 and paid in January 2005 approximately $15,000 to Mr. Boosales for consulting fees to assist with daily management during this search process.

Indemnification

We indemnify our directors and elected officers from liability, subject to limitations imposed by law under our Bylaws, and under agreements with each of those individuals.

Securities Ownership of Directors, Officers, and Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 28, 2005, with respect to: (i) each of our directors and the executive officers named in the Summary Compensation Table below, (ii) all of our directors and named officers as of December 31, 2004, as a group, and (iii) each person known by us to own beneficially more than 5% of the Common Stock.

Each of the shareholders listed below has sole or shared voting and investment power over the shares beneficially owned. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of February 28, 2005, through the exercise of any stock option or other right. A total of 6,262,524 shares of SRI’s Common Stock were issued and outstanding as of February 28, 2005.

Beneficial Owner (1)	Class of Stock	Shares Beneficially Owned	Percentage Beneficially Owned
Wayne R. Peterson (2)	Common	858,300	13.7%
James T. Boosales (3)	Common	800,500	12.8%
Richard T. Isel	Common	500,829	8.0%
Lee R. Kemberling (4)	Common	588,012	9.4%
James M. Emanuel (5)	Common	59,500	1.0%
Christopher Carlton (6)	Common	-0-	*
N. John Simmons, Jr. (7)	Common	26,000	*
Charles T. Orsatti (8)	Common	8,000	*
Charles L. Pope (9)	Common	35,000	*
Edward L. Buksas (10)	Common	7,000	*
Heartland Advisors, Inc.	Common	808,900	12.9%
T. Rowe Price Associates, Inc. (11)	Common	566,800	9.1%
F&C Management, Ltd.	Common	407,306	6.5%
Gary L. Heiman and Standard Textile Co., Inc.	Common	349,667	5.6%
All directors and officers as a group (10 persons) (12)	Common	2,382,312	38.0%

*	Less than 1%
(1)	The business address for Wayne R. Peterson is 2779 Camden Road, Clearwater, Florida 33759. The business address for Richard T. Isel is 3793 West Black Diamond Circle, Lecanto, Florida 34461. The business address for James T. Boosales is 2145 Glenbrook Close, Palm Harbor, Florida 34683. The business address for Lee R. Kemberling is 11500 47th Street North, Clearwater, Florida 34622. The business address for James M. Emanuel is 120 14th Street, Belleair Beach, Florida 33786. The business address for N. John Simmons, Jr. is 339 South Plant Avenue, Tampa, Florida 33606. The business address for Charles T. Orsatti is P.O. Box 2874, Clearwater, Florida 33757. The business address for Christopher Carlton and Edward L. Buksas is 12425 Race Track Road, Tampa, Florida 33626. The business address for Charles Pope is 13750 Reptron Boulevard, Tampa, Florida 33626. The business address for Gary L. Heiman is One Knollcrest Drive, Cincinnati, Ohio 45237. The business address for Heartland Advisors, Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202. The business address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for F&C Management, Ltd. is Exchange House, Primrose Street, London EC2A 2NY, England.
(2)	Includes 55,478 shares of Common Stock owned by the Wayne R. Peterson Grantor Retained Annuity Trust, as to which Mr. Peterson has sole voting and dispositive power as trustee, and 55,478 shares of Common Stock owned by the Theresa A. Peterson Grantor Retained Annuity Trust, as to which Mrs. Peterson, Mr. Peterson’s wife, has sole voting and dispositive power as trustee. Also includes 716,300 shares of Common Stock owned by the Peterson Partners, Ltd., a Colorado limited partnership of which Peterson Holdings, Inc., a Colorado corporation, is the general partner. Mr. and Mrs. Peterson jointly own all of the issued and outstanding voting stock of Peterson Holdings, Inc. Excludes 12,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.

(3)	Includes 784,000 shares of Common Stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership of which Boosales Holdings, Inc., a Colorado corporation, is the general partner. Mr. Boosales and his wife, Bonny, jointly own all of the issued and outstanding voting stock of Boosales Holdings, Inc. Includes 4,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 8,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(4)	Includes 42,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 8,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(5)	Includes 49,500 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 4,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(6)	Excludes 100,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(7)	Includes 26,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 12,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(8)	Includes 4,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 8,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(9)	Includes 45,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 55,000 shares of Common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(10)	Includes 7,000 shares of Common Stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 38,000 shares of common Stock issuable on exercise of stock options that are not exercisable within 60 days.
(11)	These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund (which owns 415,000 shares, representing 6.6% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to beneficially own these securities, although Price Associates disclaims that it beneficially owns those securities.
(12)	Includes 49,500 shares of Common Stock issuable upon the exercise of outstanding stock options held by James M. Emanuel; 42,000 shares of Common Stock issuable on exercise of stock options held by Lee R. Kemberling; 26,000 shares of Common Stock issuable on exercise of stock options held by N. John Simmons, Jr.; 4,000 shares of Common Stock issuable on exercise of stock options held by James T. Boosales; 4,000 shares of Common Stock issuable on exercise of stock options held by Charles T. Orsatti; 45,000 shares of Common Stock issuable on exercise of stock options held by Charles L. Pope; and 7,000 shares of Common Stock issuable on exercise of stock options held by Edward L. Buksas.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our officers and directors and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Those officers, directors and ten percent or more shareholders are also required by SEC rules to furnish us with copies of all such forms that they file.

Based solely on our review of the copies of such forms received by us, we believe that during 2004, all Section 16(a) filing requirements applicable to our officers, directors, and ten-percent or more shareholders were satisfied, except that one report covering one option award was filed late by Mr. Orsatti, two reports covering stock purchases were filed late by Mr. Largey, and one report covering a stock sale was filed late by Mr. Peterson.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently composed of Messrs. Kemberling (Chair), Orsatti, Simmons, and Emanuel. No member of the Compensation Committee is or was formerly an officer or an employee of SRI. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at the Annual Meeting

Members of our Board of Directors serve staggered three-year terms expiring at the third annual meeting of shareholders after their election. At the 2005 Annual Meeting, we will be electing two directors to serve a term of three years through our 2008 Annual Meeting. Our Board of Directors has authorized the nomination of the persons as candidates named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named below, both of whom are presently directors. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until a successor has been elected and qualified.

Required Vote

The two nominees receiving the highest number of affirmative votes of the shares of Common Stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Florida law.

Name	Age	Principal Occupation	New Term Expires
Christopher S. Carlton	41	President and Chief Executive Officer of SRI/Surgical Express	2008
James M. Emanuel	56	Private Investor	2008

Christopher S. Carlton has been a director, and our president and Chief Executive Officer since December 1, 2004. Before joining us, Mr. Carlton had been President, North America for Dräger Medical, Inc. since 2001. Dräger provides hospital operating rooms with anesthesia delivery, patient monitoring, ventilation, warming therapy, and information systems. Mr. Carlton previously spent 11 years in a variety of marketing and sales management positions with Marquette Medical Systems, Inc., a division of General Electric.

James M. Emanuel has been a director since May 2, 1996. Between January 1984 and June 1997, he served as the Chief Financial Officer of Lincare, Inc., a national provider of respiratory therapy services for patients with pulmonary disorders. He also served as the Chief Financial Officer and a director of Lincare Holdings, Inc. between November 1990 and June 1997. Mr. Emanuel has engaged in consulting and private investment activities since his retirement from Lincare Holdings, Inc. in June 1997.

The Board of Directors Unanimously Recommends a Vote “For” the Nominees Listed Above.

Directors with Terms Continuing After the Annual Meeting

On February 10, 2004, our Nominating and Governance Committee recommended for election and our Board of Directors unanimously elected Charles T. Orsatti as a director for a term ending in 2006.

On September 27, 2004, Joseph A. Largey resigned as Chief Executive Officer and as a director. Effective December 1, 2004, Christopher Carlton was appointed as President, Chief Executive Officer and as a Director.

The following directors will continue to serve after the Annual Meeting for terms that expire in 2006 or 2007, as specified:

Name	Age	Principal Occupation	Term Expires
James T. Boosales	61	Private Investor	2006
Lee R. Kemberling	79	President, Kemco Systems, Inc.	2006
Charles T. Orsatti	61	Managing Partner, Fairfield Capital Partners, Inc.	2006
Wayne R. Peterson	53	Private Investor	2007
N. John Simmons, Jr.	49	President, Quantum Capital Partners, Inc.	2007

James T. Boosales served as our Executive Vice President and Chief Financial Officer from 1994 until August 2002, and as our Executive Vice President until he retired on December 31, 2002. He has been a director since our inception in 1994, and served as a consultant to us from the date of his retirement through December 31, 2003. He served as President, International, of Fisher-Price, Inc., a $200 million division of this toy and juvenile products company, from 1990 through 1993. Before joining Fisher-Price, Inc., Mr. Boosales served in several senior executive capacities with General Mills, Inc., including President, International, for Kenner Parker Toys, Inc./Tonka Corp. from 1985 to 1989, during and after its spin-off as a public company, and President of Foot-Joy, Inc. from 1982 to 1985. Mr. Boosales now engages in private investment activities.

Lee R. Kemberling, an initial investor in SRI, has been a director since our inception in 1994. Mr. Kemberling is the founder, and since 1969, has been sole shareholder and President of Kemco Systems, Inc., a developer and manufacturer of commercial and industrial wastewater heat recovery systems, including systems used in our operations.

Charles T. Orsatti has been a director since February 10, 2004. Since 1995, Mr. Orsatti has been Chairman and Managing Partner of Fairfield Capital Partners, Inc., a private equity investment firm. Prior to 1995, Mr. Orsatti was Chairman and CEO of Fairfield Medical Products Corporation, a manufacturer of critical care products. From 1983 to 1986 he was CEO of Coloplast, Inc., a manufacturer of single use products and then served as Chief Operating Officer and President of two medical divisions of British Oxygen Corporation. Mr. Orsatti began his career with the medical products division of Air Products and Chemicals, Inc. and subsequently worked for the Critikon Division of Johnson and Johnson.

Wayne R. Peterson served as our Executive Vice President from 1994 and our Chief Operating Officer from May 2001, in each case until his retirement on December 31, 2002. Mr. Peterson has been a director since 1994 and served as a consultant to us through December 31, 2003. In 1991, Mr. Peterson co-founded our predecessor, Amsco Sterile Recoveries, Inc., and served as Vice President until we acquired Amsco Sterile Recoveries in 1994. Before joining Amsco Sterile Recoveries, Mr. Peterson was President of Agora Development, Inc., a real estate development company. He now engages in private investment activities.

N. John Simmons, Jr. has been a director since February 2001 and Chairman of the Board since August 2002. Since November 2004, Mr. Simmons has been the Chief Operating Officer of New Homes Realty, a Florida based residential real estate company operating in 35 states. Since December 1998, Mr. Simmons has been President of Quantum Capital Partners, a privately held venture capital firm. From 1995 to 1998, he was Vice President and Controller for Eckerd Corporation. From 1993 to 1995, he served as Chief Financial Officer of Checkers Drive-In Restaurants. Between 1976 and 1993, Mr. Simmons was a partner with KPMG Peat Marwick, serving a number of privately and publicly held companies in the Tampa Bay area.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On June 23, 2004, the Audit Committee of our Board of Directors elected to retain Grant Thornton LLP as our independent certified public accountants. Grant Thornton replaced Ernst & Young LLP which previously served as our independent certified public accountant since April 1999. The decision to dismiss Ernst & Young and retain Grant Thornton was made by our Audit Committee and approved by our Board of Directors.

The Audit Committee of our Board of Directors appointed the firm of Grant Thornton to audit our financial statements for the fiscal year ending December 31, 2005. A representative of Grant Thornton will be present at the Annual Meeting, have the opportunity to make a statement, and be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table shows fees for the audit and other services provided by Grant Thornton for fiscal year 2004 and Ernst & Young for fiscal year 2003:

	Grant Thornton 2004	Ernst & Young 2003
Audit Fees (1)	$178,500	$152,895
Audit-Related Fees (2)	—	10,150
Tax Services (3)	—	42,850
All Other Fees	—	—

Total	$178,500	$205,895

(1)	Audit Fees consist of fees for professional services rendered by Grant Thornton for 2004 and Ernst & Young for 2003 related to the audits of our financial statements and reviews of our interim financial statements included in our quarterly reports.
(2)	Audit-Related Fees consist of fees billed or accrued for professional services rendered by Ernst & Young in 2003 that are reasonably related to the performance of the audit or review and are not included in “Audit Fees”. These services include consultations related to the Sarbanes-Oxley Act and financial accounting and reporting standards.
(3)	Tax Services consist of fees billed for professional services rendered for tax compliance services. Another firm provided tax services to us in 2004.

The Audit Committee considered whether the provision of services is compatible with maintaining the independence of Grant Thornton, and determined that the services were compatible with that independence. The Audit Committee approves all non-audit services, including tax services.

Required Vote; Recommendation of the Board of Directors

The Audit Committee of the Board of Directors has conditioned its appointment of our independent auditors upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. In the event that the shareholders do not approve the selection of Grant Thornton, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

The Board of Directors Unanimously Recommends a Vote “For” This Proposal.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of SRI/Surgical Express, Inc. reviews its financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, we have met and held discussions with management and the independent auditors. Management represented to us that SRI’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, we received from the independent auditors the written disclosures and the letter relating to the independent auditors’ independence, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors the auditors’ independence from SRI and its management.

We discussed with SRI’s independent auditors the overall scope and plan for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of SRI’s internal controls, and the overall quality of SRI’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, including the audited financial statements in SRI’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of SRI’s independent auditors for the year ended December 31, 2005—see Proposal No. 2.

Submitted by the Audit Committee of the

Board of Directors:

James M. Emanuel (chair)

Lee R. Kemberling

N. John Simmons, Jr.

EXECUTIVE OFFICER COMPENSATION

Executive Compensation

The following table sets forth certain information concerning compensation paid to or earned by our Chief Executive Officer and each of our other executive officers (the “Named Officers”) for the years ended December 31, 2004, 2003, and 2002:

Summary Compensation Table

Annual Compensation

Name and Principal Positions	Year	Salary	Bonus		Other Annual Compensation
Christopher S. Carlton, President and Chief Executive Officer (1)	2004 2003 2002	$20,769 — —	$	— — —	$	— — —
Joseph A. Largey, President and Chief Executive Officer (2)	2004 2003 2002	$300,000 300,000 23,077	$	— 50,000 —	$	— 159,000 —
Charles L. Pope, Chief Financial Officer (3)	2004 2003 2002	$200,000 192,308 131,250	$	— 32,000 75,000		— — 4,065
Edward L. Buksas, Senior Vice President of Operations/Supply Chain Management (4)	2004 2003 2002	$176,000 71,077 —		$15,000 — —		13,221 — —

(1)	Mr. Carlton became our Chief Executive Officer in December 2004.
(2)	Mr. Largey became our Chief Executive Officer in December 2002. During 2003, the Company paid approximately $159,000 to Mr. Largey for relocation costs. Mr. Largey resigned his position in September 2004.
(3)	Mr. Pope joined us in April 2002, and became our Chief Financial Officer in August 2002. Mr. Pope resigned his position in February 2005.
(4)	Mr. Buksas joined SRI in August 2003 and became an officer in January 2005.

Employment Agreements

We have employment agreements with our Named Officers that provide for annual salary as follows:

Name	Salary
Christopher S. Carlton	$300,000
Edward L. Buksas	$176,000

All of our named officers participate in our management incentive bonus plan. Mr. Carlton’s agreement provides for payment of one year’s base salary and a pro-rated bonus as severance if he is terminated without cause. Mr. Carlton is prohibited from competing with us during the two-year period following termination of his employment.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Value (1)
Christopher S. Carlton	100,000	34.9%	$5.31	December 1, 2014	$374,010
Joseph A. Largey	50,000	17.4%	$6.55	December 23, 2004	$186,940
Charles L. Pope	25,000	8.7%	$6.55	March 4, 2014	$93,470
Edward L. Buksas	10,000	3.5%	$6.55	March 4, 2014	$45,814

Total	185,000	64.5%			$700,234

(1)	In accordance with SEC rules, the binomial option pricing method was chosen to estimate the Grant Date Value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock options valuation models, including the binomial model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of collecting the original Grant Date Value: an option term of 5.8 years, volatility at 73.0%, no dividend yield, and an interest rate of 3.78%. The real value of the options in this table depends on the actual performance of the Common Stock during the applicable period.

Fiscal Year End Option Values

The following table sets forth the aggregate value of exercised and unexercised options at December 31, 2004, for each Named Officer.

	Options Exercised		Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the- Money Options at Fiscal Year End (1)
Name	Shares Acquired on Exercise	Value Realized on Exercise	Unexercisable	Exercisable	Unexercisable	Exercisable
Christopher Carlton	—	—	100,000	—	—	—
Charles L. Pope	—	—	70,000	30,000	—	—
Edward L. Buksas	—	—	8,000	7,000	—	—

(1)	Our closing price as of December 31, 2004 was $4.96. There were no in-the-money options as of December 31, 2004 for our Named Officers.

Equity Compensation Plan Information

The following table sets forth certain information relating to our equity compensation plans as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
1995 Stock Option Plan	369,600	$11.08	85,200
1996 Non-Employee Director Plan 2004 Stock Compensation Plan	177,500 —	11.69 —	22,400 500,000
1998 Stock Option Plan	429,100	8.51	153,484
Individual Grant	66,000	4.43	—
Equity compensation plans not approved by security holders:
None

Total	1,042,200		761,184

CERTAIN TRANSACTIONS

All transactions between SRI and our officers, directors, principal shareholders, and their affiliates are approved by a majority of the Board of Directors, including a majority of the disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors has furnished the following report on the executive compensation program of SRI/Surgical Express, Inc. Our Committee, which consists of the four independent directors listed at the end of this report, reviews and establishes specific compensation plans, salaries, option grants, and other benefits payable to our executive officers. Following our review and approval, we submit all issues pertaining to executive compensation to the entire Board of Directors for its review and approval.

Our primary objective with respect to executive compensation is to establish programs that attract and retain executive officers and align their compensation with our overall business strategies, values, and performance. For executive officers and key managers, SRI grants stock options as a component of total consideration to closely align their interests with the shareholders’ long-term interests. Further, in evaluating annual compensation of executive and key managers, we place a relatively heavy emphasis on stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of company managers with the long-term interests of shareholders.

The components of SRI’s total compensation program for executive officers have been:

1.	Salary: We intend base salary paid to executives to be competitive with that paid to comparable executives and to reflect consideration of an officer’s experience, business judgment, and role in developing and implementing our overall business strategy. We determine salaries based on qualitative and subjective factors, and do not apply a specific formula to determine the weight of each factor.

2.	Bonuses: Bonuses for executive officers are intended to reflect our belief that a significant portion of annual compensation of the executive should be contingent on the performance of SRI, as well as the individual’s contribution. Bonuses are paid on an annual basis and are based on both objective and subjective factors that the Committee determines each year.

3.	Long-Term Stock Incentives: Our 1995 Stock Option Plan, 1998 Stock Option Plan, and 2004 Stock Compensation Plan provide for the grant to employees of incentive or nonqualified stock options or restricted stock. Grants to executives are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders by providing an incentive that focuses attention on managing SRI from the perspective of an owner with an equity stake in the business.

We generally limit grants of stock options to our senior executives and other key employees and managers who are in a position to contribute substantially to our growth and success. We grant stock options for terms up to ten years and design them to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of our key personnel by competitors and others. Vesting requirements encourage loyalty.

Since its inception, SRI’s executive officers have held stock ownership or options that closely align their interests with its shareholders’ long-term interests, consistent with the compensation philosophies set forth above. We expect this close alignment to contribute to a renewal of SRI’s growth and profitability.

Submitted by the Compensation Committee of the

Board of Directors,

Lee R. Kemberling (chair)

James M. Emanuel

Charles T. Orsatti

N. John Simmons, Jr.

COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of our cumulative total shareholder return, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Health Index for the period since our Common Stock began trading on July 18, 1996. This graph assumes that $100 was invested on July 18, 1996, in our Common Stock and in the other indices. Note that historic stock price performance does not necessarily indicate future stock price performance.

REQUIREMENTS TO SUBMIT PROXY PROPOSALS

AND DIRECTOR NOMINATIONS

Under our bylaws and applicable rules of the Securities and Exchange Commission, shareholders desiring to have proposals considered for inclusion in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders must furnish the proposals to us before December 2, 2005.

Our Bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2006 Annual Meeting no later than December 2, 2005. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Any nomination of a director must contain the following information about the nominee:

•	name, age, and business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a director; and

•	a signed consent of the nominee to serve as a director of the Company, if elected.

In addition, the shareholder giving notice must provide the following information: (a) the shareholder’s name and address, as they appear on the Company’s books and (b) the class and number of shares of stock of the Company that are beneficially owned by the shareholder.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•	the shareholder’s name and address as they appear on our records;

•	the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate); and

•	any material interest of the shareholder in such business; and the same information required above with respect to any other shareholder that to the knowledge of the shareholder proposing the business, supports the proposal.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as we may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute the accompanying proxy card and return it in the enclosed envelope.

THE BOARD OF DIRECTORS

Tampa, Florida

April 8, 2005

2005 ANNUAL MEETING OF SHAREHOLDERS OF

SRI/SURGICAL EXPRESS, INC.

FOLD AND DETACH HERE

SRI/SURGICAL EXPRESS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Gregory B. Reeves and Gregory W. Quick as proxies with full power of substitution, to represent and to vote all shares of voting Common Stock of SRI/SURGICAL EXPRESS, INC., a Florida corporation, at its Annual Meeting of Shareholders to be held on Wednesday, May 18, 2005, at 10:00 a.m., EST, and any adjournment of the meeting:

Please mark your votes as indicated in this example: X

1. Election of directors for terms expiring in 2008:

FOR	the election of Christopher S. Carlton for a term expiring in 2008

WITHHOLD AUTHORITY to vote for Christopher S. Carlton

FOR	the election of James M. Emanuel for a term expiring in 2008

WITHHOLD AUTHORITY to vote for James M. Emanuel

2. Appointment of Grant Thornton as the Company’s independent auditors for 2005:

FOR AGAINST ABSTAIN

3. In their discretion, the proxy is authorized to vote on other business that properly comes before the meeting.

(continued, and to be signed on reverse side)

FOLD AND DETACH HERE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the director nominees and FOR the appointment of Grant Thornton as auditors.

DATED: , 2005

Signature of Shareholder

Signature of Shareholder if held jointly

Number of Shares held by Shareholder

Do you plan to attend

the Annual Meeting?

yes

no

Please sign exactly as your name appears on this proxy. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.